Exhibit 10.1

Coalition America, Inc. (letterhead)

Letter of Agreement
by and between
Fort Bend SA Services, Inc.
and
Coalition America, Inc.

This Letter of Agreement (hereafter referred to as the "Agreement") is made and entered into by Fort Bend SA Services, Inc. and provides billing under Tax ID 352318359 (herein "Provider") and Coalition America, Inc. (herein "CAI") for the purpose of agreeing to Provider service rates for eligible members of CAI's client.

This Agreement shall be effective from the date of signature, (February 18, 2010) and shall remain in effect until such time as Provider and CAI execute a formal contract, or until termination by either party, with or without cause upon one hundred twenty (120) days written notice to the other party, delivered by certified mail, to the other party at the address below:

To Provider at:	To CAI at:

Fort Bend SA Services, Inc.	Coalition America, Inc.
Two Concourse Parkway
P.O. Box 481	Suite 300
Alief, TX 77411	Atlanta, GA 30328
Attn: Clara	Attn: Darnise James

All services from Provider shall be reimbursed per the terms of Attachment A to this Agreement and shall be subject to patient out-of-pocket plan provisions such as co-payments, deductibles, pre-existing limitations, and maximum plan benefits.  CAI is not the administrator nor the payor, and therefore does not manage the benefit plan or make the determination of plan benefits, eligibility, medical necessity, or other responsibilities of the plan.

Claims that are processed in accordance with the terms of this Agreement can be identified by the following language on the Explanation of Benefits (EOB); "Paid according to the contracted arrangement with Coalition America, Inc."

CAI and Provider agree to notify the other in writing, delivered by certified mail, and at least one hundred twenty (120) days in advance of making any prospective changes to Attachment A.  Both parties must routinely agree upon such changes.

This Agreement, together with any attachments, contain all the terms and conditions agreed upon by the parties, and supersedes all other agreements, expressed or implied, regarding the subject matter.  The laws of the State of Georgia govern this Agreement.

Provider:	Coalition America, Inc.

/s/ Jaime A. Olmo, Jr.	/s/ Darnise James
Signature	Signature
Jaime A. Olmo, Jr.	Darnise James
Print Name	Print Name
2/18/2010	2/18/2010
Date	Date

ATTACHMENT A
TO
LETTER OF AGREEMENT
by and between
Fort Bend SA Services, Inc.
and
Coalition America, Inc.

The Payor agrees to pay and the Provider agrees to accept payment per the terms of this Attachment A, to the Letter of Agreement dated February 18, 2010 between Fort Bend SA Services, Inc. and providers billing under Tax ID number 352318359 and Coalition America, Inc.

Compensation for services provided by Provider will be reimbursed at the rate of * of billed charges, less any patient co-pays, deductible, coinsurance, or any other non-covered charges, for all claims under *.  Claims * or greater in total billed charges may be contracted outside of the above stipulations set forth in this contract.  All payment will be subject to the provisions set forth below.

(i)           Provider agrees to bill on standard form or in a manner mutually acceptable to both parties
(ii)          Any and all late charges will be reimbursed by the payor at the same discounted rate

*
Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act.  Confidential portions of this document have been filed separately with the Securities and Exchange Commission.